Exhibit 99.1

The New York Times Company Reports 2008 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 17, 2008--The New York Times Company announced today first-quarter 2008 earnings per share (EPS) from continuing operations of $.00, including a $.07 per share non-cash charge for the write-down of assets and a $.03 per share favorable tax adjustment, compared with EPS of $.14 in the first quarter of 2007, which included an unfavorable tax adjustment of $.03 per share. Excluding the charge and the adjustments, EPS from continuing operations was $.04 in the first quarter of 2008 compared with $.17 in the first quarter of 2007.

First-quarter 2008 operating profit was $6.2 million compared with $54.5 million in the first quarter of 2007. Excluding depreciation and amortization and the non-cash charge for the write-down of assets, operating profit was $66.4 million compared with $98.9 million in the first quarter of 2007.

“Advertising revenues decreased in the quarter as weaker economic conditions compounded the effects of secular change in our business,” said Janet L. Robinson, president and CEO. “While this is a challenging time for the media industry, we are diligently managing our business for the long term. Continuing our transition into the digital era, online advertising revenues grew 16 percent, due in part to new offerings and ad formats. At the same time, circulation revenues also showed gains in the quarter, up approximately 2 percent.

“Our disciplined approach to expense management resulted in a 1 percent decrease in operating costs. For the fifth consecutive quarter, operating costs, excluding depreciation and amortization, declined. As we have said before, we expect to achieve cost savings of approximately $130 million in 2008.

“In April, the rate of decline in advertising revenues is expected to be in the mid-single digits. This is an improvement from our performance in March and is due mainly to shifts in the timing of Easter and in the publication of KEY Magazine. During the balance of the year, we plan to stay focused on what we do best – producing high-quality journalism, introducing new products in print and online, and stringently managing our costs.”

Comparisons

The first-quarter 2008 results included the following special items:

  A non-cash charge for the write-down of assets for a systems project, which amounted to $18.3 million ($10.4 million after tax or $.07 per share). To decrease capital spending, the Company reduced the scope of a major advertising and circulation project, which resulted in the write-down of previously capitalized costs.
  A favorable tax reserve adjustment of $4.6 million ($.03 per share).

The first-quarter 2007 results included the following special item:

  An unfavorable tax adjustment of $4.5 million ($.03 per share) primarily from a change in New York state tax law that was effective January 1, 2007.

All quarterly comparisons exclude the results of the Broadcast Media Group, which was sold in May 2007. This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

First-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 4.9 percent to $747.9 million from $786.0 million. Advertising revenues decreased 9.2 percent. Circulation revenues increased 1.9 percent and other revenues rose 7.2 percent.

Operating Costs

Operating costs decreased 1.1 percent to $723.3 million from $731.5 million. Depreciation and amortization declined 5.6 percent to $41.9 million from $44.4 million, mainly because of lower accelerated depreciation expense for the assets at the Edison, N.J., printing facility, which was closed last month.

Excluding depreciation and amortization, operating costs declined 0.8 percent to $681.4 million from $687.1 million mainly due to lower newsprint expense, outside printing and distribution costs, and benefits expense. The cost decline was partially offset by increased stock-based compensation, buyouts and the effect of foreign currency translation because of the Euro-dollar relationship.

Newsprint expense for the first quarter decreased 23.4 percent, with 17.0 percent of the decline resulting from lower consumption and 6.4 percent from lower prices.

Stock-based compensation expense increased $6.2 million in the first quarter primarily because of a shift in the timing of the Company’s annual equity awards. Historically equity awards were made in December of each year. In early 2007, the Board elected to make annual equity awards in February of each year, beginning in February 2008, to better enable it to evaluate performance during the most recently completed fiscal year.

Buyout costs totaled $11.2 million in the first quarter of 2008 and $7.8 million in the same period a year earlier.

While foreign currency translation had a favorable effect on revenues, it increased expenses by $2.4 million in the quarter.

First-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 5.7 percent mainly as a result of lower print advertising.

Advertising revenues in the quarter decreased 10.6 percent due to lower print advertising.

Circulation revenues increased 1.9 percent primarily because of higher home-delivery and newsstand prices. The New York Times increased its prices in the third quarter of 2007. The Globe increased its newsstand price in February of 2008.

Other revenues rose 6.0 percent largely because of rental income from the lease of five floors in our new headquarters, and increased commercial printing. The increase was partially offset by lower subscription revenues for TimesSelect, an online product offering that was discontinued in September 2007.

Total News Media Group operating costs decreased 2.2 percent to $688.1 million from $703.8 million. Excluding depreciation and amortization, operating costs declined 1.9 percent to $651.2 million from $664.1 million mainly due to lower newsprint expense, outside printing and distribution and promotions costs offset in part by increased staff reduction costs and stock-based compensation expense.

Operating profit decreased to $13.3 million from $59.6 million. Operating profit before depreciation and amortization and excluding the non-cash charge for the write-down of assets was $68.5 million compared with $99.4 million in 2007, mainly due to lower print advertising.

About Group

Total About Group revenues increased 25.0 percent to $28.2 million from $22.5 million due to higher cost-per-click advertising and acquisitions.

Total About Group operating costs increased 31.2 percent to $18.6 million from $14.2 million. Excluding depreciation and amortization, operating costs increased 40.9 percent to $15.6 million from $11.1 million because of the acquisition of ConsumerSearch, Inc. in May 2007 and investments in new revenue initiatives that resulted in higher content and compensation costs.

Operating profit grew 14.3 percent to $9.5 million from $8.3 million. Operating profit before depreciation and amortization grew 9.5 percent to $12.6 million from $11.5 million.

Other Financial Data

Internet Revenues

Total Internet revenues grew 11.6 percent to $82.9 million from $74.3 million. Internet advertising revenues increased 16.0 percent in the quarter. Internet businesses include our digital archives, NYTimes.com, Boston.com, About.com and the Web sites of our other newspaper properties. In total, Internet businesses accounted for 11.1 percent of our revenues in the 2008 first quarter versus 9.5 percent in the first quarter of 2007.

Joint Ventures

Net loss from joint ventures was $1.8 million compared with a net loss of $2.2 million in the first quarter of 2007. The improvement was mainly due to better performance at a paper mill in which the Company has an investment.

Interest Expense-net

Interest expense-net increased in the first quarter to $11.7 million from $11.3 million. The Company had lower interest expense primarily due to reduced debt, which was more than offset by a decrease in interest income.

Income Taxes

Income taxes in the quarter benefited from a $4.6 million reserve adjustment for uncertain tax positions. In the first quarter of 2007, the Company recorded an unfavorable tax adjustment of $4.5 million from a change in New York state tax law that was effective January 1, 2007.

Cash and Total Debt

At the end of the quarter, our cash and cash equivalents were approximately $47 million and total debt was approximately $1.1 billion.

Capital Expenditures

In the first quarter, total capital expenditures were approximately $33 million.

Expectations

The following expectations are for 2008 with the exception of cost savings and productivity gains, which are for 2008 and 2009.

  Cost savings and productivity gains – The Company believes that it can achieve a reduction in costs from its year-end 2007 cash cost base of a total of approximately $230 million in 2008 and 2009, excluding the effects of inflation, buyout costs and one-time costs. About $130 million of these savings are expected in 2008.
  Depreciation and amortization – $160 to $170 million, which includes approximately $5 million of accelerated depreciation expense in the first quarter of 2008 associated with the New York area plant consolidation project. Depreciation for the new headquarters building is expected to be $8 million per quarter.
  Income from joint ventures – $16 to $20 million. Previous guidance of $12 to $16 million was increased mainly due to the expectation of better operating results at the paper mills in which the Company has an interest.
  Interest expense – $50 to $60 million.
  Capital expenditures – $150 to $165 million, including approximately $42 million for the consolidation of the Company’s New York area plants and about $22 million for its new headquarters. The top end of the range for capital expenditures was lowered to $165 million from $170 million as a result of the reduction in scope of a major systems project.
  Income tax rate – 40% to 43%. There are many factors that can result in significant volatility quarter to quarter.

Conference Call Information

Our earnings conference call will be held on Thursday, April 17, at 11:00 a.m. E.T. To access the call, dial (888) 271-8603 (in the U.S.) and (913) 312-0394 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Income
Segment Information
News Media Group Revenues by Operating Segment
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except per share data)

	First Quarter
	2008	2007	% Change
Revenues
Advertising	$458,339	$504,915	-9.2%
Circulation	226,629	222,454	1.9%
Other (a)	62,887	58,651	7.2%
Total	747,855	786,020	-4.9%

Operating costs
Production costs	340,564	345,025	-1.3%
Selling, general and administrative costs	340,854	342,061	-0.4%
Depreciation and amortization	41,931	44,437	-5.6%
Total	723,349	731,523	-1.1%

Write-down of assets(b)	18,291	-	N/A

Operating profit	6,215	54,497	-88.6%

Net loss from joint ventures	(1,793)	(2,153)	-16.7%

Interest expense - net	11,745	11,328	3.7%

(Loss)/income from continuing operations before income taxes and minority interest	(7,323)	41,016	*

Income tax (benefit)/expense	(7,692)	20,899	*

Minority interest in net (income)/loss
of subsidiaries	(104)	9	*

Income from continuing operations	265	20,126	-98.7%

(Loss)/income from discontinued operations, net of income taxes-
Broadcast Media Group (c)	(600)	3,776	*

Net (loss)/income	$(335)	$23,902	*

Average Number of Common Shares Outstanding:
Basic	143,760	143,905	-0.1%
Diluted	143,760	144,077	-0.2%

Basic Earnings Per Share:
Income from continuing operations	$0.00	$0.14	N/A
Discontinued operations, net of income taxes	0.00	0.03	N/A
Net (loss)/income	$0.00	$0.17	N/A

Diluted Earnings Per Share:
Income from continuing operations	$0.00	$0.14	N/A
Discontinued operations, net of income taxes	0.00	0.03	N/A
Net (loss)/income	$0.00	$0.17	N/A

Dividends Per Share	0.230	0.175	31.4%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	First Quarter
	2008	2007	% Change

Revenues
News Media Group	$719,685	$763,477	-5.7%
About Group	28,170	22,543	25.0%
Total	$747,855	$786,020	-4.9%

Operating Profit(Loss)
News Media Group	$13,285	$59,629	-77.7%
About Group	9,521	8,330	14.3%
Corporate	(16,591)	(13,462)	23.2%
Total	$6,215	$54,497	-88.6%

Operating Profit(Loss) Before Depreciation & Amortization and a Special Item(d)
News Media Group	$68,496	$99,352	-31.1%
About Group	12,554	11,463	9.5%
Corporate	(14,613)	(11,881)	23.0%
Total	$66,437	$98,934	-32.8%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2008
	First Quarter	% Change vs. 2007

The New York Times Media Group
Advertising	$276,700	-6.9%
Circulation	165,785	3.2%
Other	43,281	2.9%
Total	$485,766	-2.8%

New England Media Group
Advertising	$81,378	-16.3%
Circulation	37,675	-2.1%
Other	12,594	34.1%
Total	$131,647	-9.3%

Regional Media Group
Advertising	$74,081	-17.0%
Circulation	23,169	-0.6%
Other	5,022	-15.7%
Total	$102,272	-13.7%

Total News Media Group
Advertising	$432,159	-10.6%
Circulation	226,629	1.9%
Other (a)	60,897	6.0%
Total	$719,685	-5.7%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)

Other revenues consist primarily of revenue from wholesale delivery operations, commercial printing, news services/syndication, digital archives, advertising service revenue, rental income and Baseline StudioSystems.

(b)

Represents a non-cash charge for the write-down of assets for a systems project. To decrease capital spending, the Company reduced the scope of a major advertising and circulation project, which resulted in the write-down of previously capitalized costs.

(c)

On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million. Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

In the first quarter of 2008, there were post-closing adjustments totaling $0.6 million to the gain on sale of the Broadcast Media Group recorded in 2007. In the first quarter of 2007, the Broadcast Media Group had pre-tax income of $6.5 million and net income of $3.8 million.

(d) See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit(loss) to operating profit(loss) before depreciation & amortization and excluding a special item.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

In this release, the Company has included non-GAAP financial information with respect to earnings per share (EPS) from continuing operations excluding special items, operating profit(loss) before depreciation and amortization and excluding a special item, and operating costs before depreciation and amortization and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported EPS from continuing operations, operating profit(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

EPS from continuing operations excluding special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit(loss) before depreciation and amortization and excluding a special item is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as excludes items, if any, not indicative of ongoing operating activities. Total operating costs include depreciation and amortization and raw materials. Total operating costs excluding depreciation and amortization provide a useful measure of manageable costs. Total operating costs excluding depreciation and amortization and raw materials provide investors with helpful supplemental information on the Company’s underlying operating costs.

Reconciliations of these non-GAAP financial measures from, respectively, EPS from continuing operations, operating profit(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of earnings per share from continuing operations excluding special items

	First Quarter
	2008	2007	% Change

Earnings per share from continuing operations	$0.00	$0.14	N/A

Adjustments:

Write-down of assets	0.07	-

Income tax adjustment	(0.03)	0.03

Earnings per share from continuing operations excluding special items	$0.04	$0.17	-76.5%

Reconciliation of operating profit(loss) before depreciation & amortization and a special item

	First Quarter 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$13,285	$9,521	$(16,591)	$6,215

Add:
Depreciation & amortization	36,920	3,033	1,978	41,931

Operating profit(loss) before depreciation & amortization	50,205	12,554	(14,613)	48,146

Add:

Write-down of assets	18,291	-	-	18,291

Operating profit(loss) before depreciation & amortization and a special item	$68,496	$12,554	$(14,613)	$66,437

	First Quarter 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$59,629	$8,330	$(13,462)	$54,497

Add:

Depreciation & amortization	39,723	3,133	1,581	44,437

Operating profit(loss) before depreciation & amortization	$99,352	$11,463	$(11,881)	$98,934

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	-77.7%	14.3%	23.2%	-88.6%

Add:

Depreciation & amortization	-7.1%	-3.2%	25.1%	-5.6%

Operating profit(loss) before depreciation & amortization	-49.5%	9.5%	23.0%	-51.3%

Add:

Write-down of assets	N/A	N/A	N/A	N/A

Operating profit(loss) before depreciation & amortization and a special item	-31.1%	9.5%	23.0%	-32.8%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total operating costs excluding depreciation & amortization and raw materials

	First Quarter
	2008	2007	% Change

Total operating costs	$723,349	$731,523	-1.1%

Less:
Depreciation & amortization	41,931	44,437

Total operating costs before depreciation & amortization	681,418	687,086	-0.8%

Less:

Raw materials	59,076	74,896

Total operating costs before depreciation & amortization and raw materials	$622,342	$612,190	1.7%

Reconciliation of News Media Group operating costs excluding depreciation & amortization

	First Quarter
	2008	2007	% Change

News Media Group

Total operating costs	$688,109	$703,848	-2.2%

Less:
Depreciation & amortization	36,920	39,723

Operating costs before depreciation & amortization	$651,189	$664,125	-1.9%

Reconciliation of About Group operating costs excluding depreciation & amortization

	First Quarter
	2008	2007	% Change

About Group

Total operating costs	$18,649	$14,213	31.2%

Less:
Depreciation & amortization	3,033	3,133

Operating costs before depreciation & amortization	$15,616	$11,080	40.9%

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
or
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com